UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-40359

URANIUM ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Suite 1830, 1188 West Georgia Street,

Vancouver, British Columbia, V6E 4A2, Canada

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Shares Without Par Value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Uranium Royalty Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

URANIUM ROYALTY CORP.

Date: July 30, 2026	By:	/s/ Scott Melbye
	Name:	Scott Melbye
	Title:	Chief Executive Officer